UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2022

XCEL BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37527	76-0307819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1333 Broadway, New York, New York (Address of Principal Executive Offices)		10018 (Zip Code)

Registrant’s telephone number, including area code (347) 727-2474

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XELB	NASDAQ Global Select Market

Item 1.01      Entry into a Material Definitive Agreement.

Item 2.01      Completion of Acquisition or Disposition of Assets

Membership Interest Purchase Agreement

On May 27, 2022, Xcel Brands, Inc. (the “Company”) entered into a membership interest purchase agreement (the “Purchase Agreement) with IM Topco, LLC (“IM Topco”), a Delaware limited liability company, and wholly-owned subsidiary of the Company, IM WHP, LLC (“WHP”) and IM Brands, LLC, a wholly-owned subsidiary of the Company (“IMB”) pursuant to which, on May 31, 2022 (the “Closing Date”), (i) the Company contributed assets owned by IMB, including the “Isaac Mizrahi” trademark and other intellectual property rights relating thereto, among other things, into IM Topco and (ii) the Company sold 70% of the membership interests of IM Topco to WHP. The purchase price paid by WHP to the Company at the closing of the transactions (the “Closing”) in exchange for the 70% membership interest in IM Topco consisted of $46,200,000 in cash. Pursuant to the Purchase Agreement, the Company will also be entitled to receive an “earnout” payment in the amount of $2,000,000 if, during the period from January 1, 2023 through December 31, 2023, (i) IM Topco receives Net Royalty Revenue (as defined in the Purchase Agreement) in an amount equal to or greater than $17,500,000 and (ii) IM Topco generates EBITDA (as defined in the Purchase Agreement) in an amount equal to or greater than $11,800,000 (collectively, the “Earn-Out Event”). Additionally, in the event that IM Topco receives less than $13,347,000 in aggregate royalties for any four consecutive calendar quarters over a three-year period ending on the third anniversary of the Closing, WHP will be entitled to receive from the Company up to $16 million, less all amounts of net cash flow distributed to WHP for such period, as an adjustment to the purchase price, payable in either cash or equity interests in IM Topco held by the Company. The Purchase Agreement also contains customary representations and warranties, covenants, indemnification and other terms for transactions of this nature.

Approximately $30.1 million of the proceeds received by the Company from the transaction were used to repay all amounts outstanding under the Company’s credit facility with First Eagle Alternative Credit, consisting of $28.4 million in principal amount, a $1.4 million prepayment fee, and approximately $300,000 in interest and expenses.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Business Venture Agreement

In connection with the Purchase Agreement, on the Closing Date, the Company and WHP entered into an Amended and Restated Limited Liability Company Agreement of IM Topco (the “Business Venture Agreement”) governing the operation of IM Topco as a partnership between the Company and WHP following the Closing. Pursuant to the Business Venture Agreement, IM Topco will be managed by a single Manager appointed by the vote of a majority-in-interest of IM Topco’s members, and WHP will serve as the sole Manager of IM Topco. The Business Venture Agreement contains customary provisions for the governance of a partnership, including with respect to decision making, access to information, restrictions on transfer of interests and covenants.

Pursuant to the Business Venture Agreement, IM Topco’s Net Cash Flow (as defined in the Business Venture Agreement) shall be distributed to the members during each fiscal year no less than once per fiscal quarter, as follows:

(i)                  first, 100% to WHP until WHP has received an aggregate amount during such fiscal year equal to $8,852,000 (the “Annual WHP Priority Amount”);

(ii)                second, 100% to the Company until the Company has received an aggregate amount during such fiscal year equal to $1,316,200 (the “Annual Xcel Priority Amount” and, collectively with the Annual WHP Priority Amount, the “Annual Priority Amounts”); and

(iii)              thereafter, in proportion to the members’ respective percentage interests.

The Annual Priority Amounts are subject to adjustment in the following circumstances:

(i)                  With respect to the fiscal year ending December 31, 2022, the Annual WHP Priority Amount and the Annual Xcel Priority Amount shall each be reduced by multiplying each such amount by a fraction, the numerator of which is equal to the number of days from and including the Closing Date through and including December 31, 2022, and the denominator of which is 365.

(ii)                In the event that IM Topco’s royalty revenues received from QVC during the six-month period commencing on July 1, 2023 and continuing through and including December 31, 2023 equal or exceeds $7,459,000, then, commencing with respect to the fiscal year beginning on January 1, 2024 and continuing thereafter, the Annual WHP Priority Amount shall be decreased to $7,688,000 and the Annual Xcel Priority Amount shall be increased to $3,295,000.

(iii)              In the event that the Earn-Out Event occurs on or prior to December 31, 2023, then, commencing with respect to the fiscal year beginning on January 1, 2024 and continuing thereafter, the Annual WHP Priority Amount shall be increased by $365,000 and the Annual Xcel Priority Amount shall be increased by $156,000.

Services Agreements

In addition, on the Closing Date, (i) the Company entered into a Design Services, Interactive Television and Talent Support Agreement with IM Topco (the “Xcel Services Agreement”), pursuant to which the Company will provide design and support services to IM Topco in exchange for payments of $300,000 per fiscal year, payable only if the Company has incurred at least $52,000 in out-of-pocket costs and expenses included in IM Topco’s budget for such year, and (ii) WHP entered into a Brand Support Services Agreement with IM Topco (the “WHP Services Agreement”), pursuant to which WHP will provide additional consulting services to IM Topco in exchange for cash payments of $150,000 for each calendar quarter and reimbursement by IM Topco of out-of-pocket costs and expenses reasonably incurred by WHP in providing the services thereunder.

QVC Assignment and Assumption Agreement

On the Closing Date, the Company entered into an Assignment and Assumption Agreement to the Second Amended and Restated Agreement and Consent to Assignment by and among QVC, Inc., IMB, IM Ready-Made, LLC, the Company and Isaac Mizrahi, dated September 28, 2011 (the “QVC Agreement”), pursuant to which, among other things, the QVC Agreement was assigned by the Company and IMB to IM Topco as of the Closing Date, with the Company and IMB remaining liable to QVC for any and all obligations, duties, costs and liabilities arising under or related to the QVC Agreement arising prior to the Closing Date.

Isaac Mizrahi Novation and Amendment Agreement

On the Closing Date, the Company entered into a Novation and Amendment Agreement, by and among the Company, the Mr. Mizrahi and IM Topco, LLC (the “Novation Agreement”), to the Employment Agreement, made on February 24, 2020 and effective as of January 1, 2020 as amended on September 30, 2020, by and between the Company and Isaac Mizrahi (the Employment Agreement”), pursuant to which, among other things, (i) the Employment Agreement was transferred to IM Topco and (ii) all 522,500 unvested shares of restricted stock of the Company held by Mr. Mizrahi were immediately vested, with 240,000 of such shares being surrendered for cancellation in satisfaction of withholding tax obligations. In addition, on the Closing Date, the Company issued $50,000 in additional shares of the Company to Mr. Mizrahi and made a $100,000 cash payment to Mr. Mizrahi.

License Agreement

On the Closing Date, the Company entered into a License Agreement by and between the Company and IM Topco, pursuant to which IM Topco granted a License to the Company a license to use certain Isaac Mizrahi trademarks on and in connection with the design, manufacture, distribution, sale and promotion of women’s sportswear products in the United States and Canada during the term of the agreement in exchange for the payment of royalties in connection therewith.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the transactions described under Items 1.01 and 2.01 above, the Company’s Board of Directors awarded cash bonuses totaling $1,015,000 to certain members of the Company’s senior management, consisting of bonuses of $770,000 to Robert D’Loren, $115,000 to Jim Haran and $130,000 to Seth Burroughs.

Item 9.01      Financial Statements and Exhibits.

(b) Pro forma financial information.

The following unaudited pro forma condensed consolidated financial information is attached as Exhibit 99.1 and incorporated herein by reference.

•	Unaudited pro forma condensed consolidated balance sheet of the Company as of March 31, 2022.

•	Unaudited pro forma condensed consolidated statement of operations of the Company for the three months ended March 31, 2022.

•	Unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2021.

(d) Exhibits.

Exhibit No.	Exhibit
2.1	Purchase Agreement.
99.1	Unaudited pro forma condensed consolidated financial information.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL BRANDS, INC.
(Registrant)

By:	/s/ James F. Haran
	Name:	James F. Haran
	Title:	Chief Financial Officer

Date: June 3, 2022